McClatchy Reports Growth in Second Quarter 2012 Earnings

- Advertising revenue trends in second quarter 2012 improved over first quarter 2012

- Digital-only advertising revenues up 16.8% from second quarter 2011

- Cash expenses declined by 2.9% from second quarter 2011, excluding restructuring-related charges

- Debt reduced by $35.0 million in second quarter and $70.5 million in first half 2012

SACRAMENTO, Calif., July 27, 2012 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today reported net income in the second quarter of 2012 of $26.9 million or 31 cents per share. In the second quarter of 2011 the company reported net income of $4.9 million or 6 cents per share.

Revenues in the second quarter of 2012 were $299.3 million, down 4.8% from the second quarter of 2011. Advertising revenues were $222.6 million, down 5.7% from 2011, and circulation revenues were $63.6 million, down 2.4%. Total digital advertising revenues grew 4.9% in the second quarter of 2012, with digital-only advertising revenues up 16.8% from the 2011 quarter. Digital advertising represented 22.5% of total advertising revenues compared to 20.2% of total advertising revenues in the second quarter of 2011.

Results in the second quarter of 2012 included the following items:

  Accelerated depreciation totaling $2.2 million ($1.3 million after-tax) primarily related to relocating our Miami newspapers' operations.
  Severance and other restructuring charges totaling $1.3 million ($0.8 million after-tax) related to continued restructuring of the company's operations.
  A gain on the extinguishment of debt totaling $1.7 million ($1.0 million after-tax) related to debt reduction in the quarter.
  Reversal of non-cash interest expense totaling $7.8 million ($4.8 million after-tax) related to the release of tax reserves.
  A favorable adjustment to net income totaling $7.0 million for a tax settlement related to state tax positions previously taken.

Income in the second quarter of 2012, excluding the net impact of these items, was $16.1 million compared to income in the second quarter of 2011 adjusted for similar items of $9.0 million. (Non-GAAP measurements are discussed below.)

Operating cash expenses, excluding charges associated with restructuring plans, declined $6.6 million, or 2.9%, from the 2012 quarter. Operating cash flow, a non-GAAP measure, was $75.1 million in the second quarter of 2012, down 10.0%.

First Six Months Results:

Net income in the first half of 2012 was $24.8 million, or 29 cents per share. Net income in the first half of 2011 was $3.0 million, or 3 cents per share.

Revenues in the first six months of 2012 were down 4.9% to $587.6 million compared to $618.0 million in 2011. Advertising revenues in the 2012 period totaled $432.3 million, down 6.2%, and circulation revenues were $130.0 million, down 1.0%.

Results in the first half of 2012 included the following items:

  Accelerated depreciation totaling $4.2 million ($2.5 million after-tax) primarily related to relocating our Miami newspapers' operations.
  Severance and other restructuring charges totaling $3.4 million ($2.0 million after-tax) related to continued restructuring of the company's operations.
  A gain on the extinguishment of debt totaling $6.1 million ($3.8 million after-tax) related to debt reduction in the quarter.
  Reversal of non-cash interest expense totaling $7.8 million ($4.8 million after-tax) related to the release of tax reserves.
  A favorable adjustment to net income totaling $7.0 million for a tax settlement related to state tax positions previously taken.

Income in the first six months of 2012 excluding the net impact of these items was $13.6 million compared to earnings in the first six months of 2011 adjusted for similar items of $5.7 million. (Non-GAAP measurements are discussed below).

Management's Comments on Second Quarter Results:

Commenting on McClatchy's second quarter results, Pat Talamantes, McClatchy's president and CEO, said, "Advertising revenues were down 5.7% in the second quarter. Despite economic headwinds, we were encouraged to see sequential improvement in advertising trends in the second quarter compared to the first quarter of 2012 when ad revenues were down 6.8%. Not only did we experience calendar switches for certain holidays, but we continue to see the trend of advertisers consolidating their marketing budgets around specific holidays. This was evident in the second quarter around the Easter, Mother's Day and Fourth of July holidays, with the impact clearly evident in the revenue results in each month. Advertising revenues were down 8.2% in April, 0.5% in May and 7.9% in June.

"Revenue from our digital initiatives continues to grow at a very healthy rate. Digital-only advertising revenue increased 16.8% in the quarter with retail and automotive fueling the performance. Total digital advertising, which includes digital advertising both bundled with print and sold on a stand-alone basis, increased 4.9% compared to the 2011 quarter. Total digital advertising now represents 22.5% of McClatchy's total advertising revenue compared to 20.2% in 2011. Our digital traffic also grew in the quarter with daily average local unique visitors to our websites and mobile content up 2.1%.

"Beginning this month, we also launched in a few select markets a suite of online products that is designed to offer local businesses a comprehensive digital marketing solution. This product suite, impressLOCAL™, provides affordable packages that include website customization, search engine marketing and optimization, social media presence and marketing services, as well as branding opportunities on the web through mobile and e-mail campaigns. Early sales efforts have been very positive, and we plan to roll out these packages to all of our markets by early 2013.

"Direct marketing advertising continues to perform well; ad revenues in direct marketing products were up 1.8% in the second quarter of 2012, marking the ninth consecutive quarter of growth in this category. Through June 2012, advertising in direct marketing products made up 13.7% of our total advertising revenues and when coupled with digital advertising, 36.0% of our advertising revenues were generated outside of the daily newspaper.

"Circulation revenues decreased in the quarter, down 2.4%. Daily circulation volume declined 6.0% while Sunday was down 5.2%. We faced a difficult comparison this quarter compared to the second quarter of last year especially in Sunday single-copy sales, which were driven by strong interest in couponing that spurred Sunday circulation growth in 2011.

"While circulation revenues and volumes showed declines in the second quarter, we are focused on developing strategies to generate additional subscription revenues and improve circulation volumes at our newspapers. We recently completed an exhaustive study of circulation practices across our newspapers, and have begun implementing policies across the company to improve both print circulation volumes and revenues.

"We are also offering new subscription packages to our readers. After a number of experiments and analysis on pay models, we intend to roll out a metered plan in the third quarter in five of our markets. We will offer readers a combined print and digital subscription package that will include access to web, certain mobile and replica editions for a relatively small increase to print home-delivery rates. We'll also offer online-only digital subscriptions to users after they read a certain number of pages. Once the first wave is launched, we intend to expand this model to our other markets beginning in the fourth quarter of this year.

"Cash expenses, excluding restructuring costs, were down 2.9% in the quarter. We continue to carefully balance expense management with strategically investing in our products and doing so enabled us to generate another quarter of healthy operating cash flow. As was the case throughout the recession, all of our papers remain profitable and all continue to publish daily, providing communities with needed news and information in whatever form they wish to receive it.

"Our share of income from all equity interests was $9.3 million in the second quarter of 2012. McClatchy's investments, particularly our digital investments, are consistently producing strong results which speak to the staying power of the underlying products. They are strategically important to our newspaper websites and we continue to work closely with these companies to maximize financial and operational performance.

"Looking forward, we continue to see a very choppy economic recovery that is affecting our advertising customers, and therefore our visibility into our own advertising revenues. We will continue to focus on our strong and growing set of products and revenue initiatives, especially in digital and direct marketing. We will carefully balance expense management with strategically investing in our products. We expect to continue to benefit from stability in newsprint pricing, recognizing that comparisons to 2011 get tougher in the third quarter even in a soft newsprint pricing environment. On balance, we expect cash expenses to be down in the low-single-digit percent range in the third quarter of 2012."

Elaine Lintecum, McClatchy's CFO said, "We reduced debt by $35.0 million in the second quarter to $1.564 billion and finished the quarter with a cash balance of $37.7 million. Our nearest-term maturity in November 2014 is approximately $66 million – not an issue given our free cash flow. Our leverage ratio at the end of the second quarter as defined in our credit agreement was 4.57 times cash flow and our interest coverage was 2.24 times."

Lintecum also said, "We also have good news on the pension front. New pension funding legislation signed into law in July as a part of the highway bill values pension obligations using normalized long-term bond yields rather than the unprecedented low rates we now see for long-term bonds. We believe this is a more appropriate valuation of pension obligations and expect the company's annual required pension contributions for at least the next two years will decline. We expect the new legislation will reduce our funding from about $78 million for 2013 and 2014 combined, to approximately $10 million in 2013 and $25 million in 2014, allowing us to focus more cash on debt repayment."

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has provided information regarding operating income, non-operating expenses and income, income taxes, and net income excluding certain items described in an attached schedule. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, restructuring related charges and other non-cash impairments) along with operating cash flow margins (operating cash flow divided by net revenues) that are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's on-going operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  An easier way to compare the company's most recent operating results against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, and net income excluding certain items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. In addition, operating cash flow and operating cash flow margins should not be considered replacements for cash provided by operating activities as shown in the company's statement of cash flows included in our financial statements.

The company's statistical report, which summarizes revenue performance for the second fiscal quarter and first half of fiscal 2012, follows.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 99542654) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include The Miami Herald, The Sacramento Bee, Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may experience decreased circulation and diminished revenues from retail, classified and national advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 25, 2011, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011
REVENUES - NET:
Advertising	$ 222,565	$ 236,022	$ 432,329	$ 461,135
Circulation	63,568	65,144	129,971	131,311
Other	13,161	13,084	25,295	25,538
	299,294	314,250	587,595	617,984
OPERATING EXPENSES:
Compensation	108,086	119,735	220,735	244,092
Newsprint, supplements and printing expense	34,968	36,947	69,307	72,323
Depreciation and amortization	30,822	30,353	61,563	61,584
Other operating expenses	82,483	82,082	165,080	174,397
	256,359	269,117	516,685	552,396

OPERATING INCOME	42,935	45,133	70,910	65,588

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(30,630)	(44,696)	(73,107)	(85,643)
Interest income	36	26	50	47
Equity income in unconsolidated companies, net	9,334	9,500	15,352	12,672
Gain (loss) on extinguishment of debt	1,653	(1,214)	6,086	(2,479)
Other - net	5	159	43	225
	(19,602)	(36,225)	(51,576)	(75,178)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	23,333	8,908	19,334	(9,590)

INCOME TAX PROVISION (BENEFIT)	(3,532)	3,961	(5,444)	(12,575)

NET INCOME	$ 26,865	$ 4,947	$ 24,778	$ 2,985

NET INCOME PER COMMON SHARE:
Basic	0.31	0.06	0.29	0.04
Diluted	0.31	0.06	0.29	0.03

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	85,739	85,114	85,617	85,075
Diluted	86,323	85,948	86,441	85,975

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 2
	Combined			Print Only			Digital

Revenues - Net:	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change

Advertising	$114,919	$120,941	-5.0%	$94,456	$102,087	-7.5%	$20,463	$18,854	8.5%
Retail	15,190	18,541	-18.1%	10,757	13,774	-21.9%	4,433	4,767	-7.0%
National	60,960	65,612	-7.1%	35,812	41,518	-13.7%	25,148	24,094	4.4%
Classified Total	20,536	20,648	-0.5%	9,809	11,344	-13.5%	10,727	9,304	15.3%
Automotive	9,660	11,804	-18.2%	6,110	8,075	-24.3%	3,549	3,728	-4.8%
Real Estate	12,588	14,001	-10.1%	5,744	6,690	-14.1%	6,844	7,311	-6.4%
Employment	18,176	19,159	-5.1%	14,148	15,408	-8.2%	4,028	3,751	7.4%
Other	31,326	30,778	1.8%	31,326	30,778	1.8%
Direct Marketing	170	150	13.3%	170	150	13.3%
Other Advertising	$222,565	$236,022	-5.7%	$172,521	$188,307	-8.4%	$50,044	$47,715	4.9%
Total Advertising
	63,568	65,144	-2.4%
Circulation	13,161	13,084	0.6%
Other	$299,294	$314,250	-4.8%
Total Revenues

Advertising Revenues by Market:	$37,507	$41,124	-8.8%	$29,735	$33,011	-9.9%	$7,772	$8,113	-4.2%
California	32,547	32,495	0.2%	26,047	26,112	-0.2%	6,500	6,383	1.8%
Florida	23,858	26,407	-9.7%	18,240	20,999	-13.1%	5,618	5,408	3.9%
Texas	63,989	67,685	-5.5%	48,847	53,616	-8.9%	15,142	14,069	7.6%
Southeast	39,714	41,716	-4.8%	30,717	33,126	-7.3%	8,997	8,590	4.7%
Midwest	24,767	26,572	-6.8%	18,935	21,443	-11.7%	5,832	5,129	13.7%
Northwest	183	23	695.7%	0	0	0.0%	183	23	695.7%
Other	$222,565	$236,022	-5.7%	$172,521	$188,307	-8.4%	$50,044	$47,715	4.9%
Total Advertising

Advertising Statistics for Dailies:				4,479.7	4,788.2	-6.4%
Full Run ROP Linage
				1,108.5	1,170.0	-5.3%
Millions of Preprints Distributed

Average Paid Circulation:*				1,999.8	2,128.0	-6.0%
Daily				2,659.9	2,807.2	-5.2%
Sunday

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	June Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change

Advertising
Retail	$222,049	$235,378	-5.7%	$182,781	$199,541	-8.4%	$39,268	$35,837	9.6%
National	30,320	36,637	-17.2%	22,080	26,884	-17.9%	8,240	9,753	-15.5%
Classified Total	120,397	130,447	-7.7%	71,300	82,975	-14.1%	49,097	47,472	3.4%
Automotive	41,034	41,256	-0.5%	19,968	22,717	-12.1%	21,066	18,539	13.6%
Real Estate	19,073	23,447	-18.7%	12,260	16,147	-24.1%	6,813	7,300	-6.7%
Employment	24,932	27,481	-9.3%	11,508	13,150	-12.5%	13,424	14,331	-6.3%
Other	35,359	38,263	-7.6%	27,565	30,961	-11.0%	7,794	7,302	6.7%
Direct Marketing	59,242	58,268	1.7%	59,242	58,268	1.7%
Other Advertising	321	405	-20.7%	321	405	-20.7%
Total Advertising	$432,329	$461,135	-6.2%	$335,724	$368,073	-8.8%	$96,605	$93,062	3.8%

Circulation	129,971	131,311	-1.0%
Other	25,295	25,538	-1.0%
Total Revenues	$587,595	$617,984	-4.9%

Advertising Revenues by Market:
California	$73,533	$80,191	-8.3%	$58,401	$64,537	-9.5%	$15,132	$15,654	-3.3%
Florida	64,056	65,805	-2.7%	51,581	53,151	-3.0%	12,475	12,654	-1.4%
Texas	46,758	52,387	-10.7%	35,951	41,890	-14.2%	10,807	10,497	3.0%
Southeast	125,118	132,722	-5.7%	95,588	105,401	-9.3%	29,530	27,321	8.1%
Midwest	75,315	78,922	-4.6%	58,028	62,375	-7.0%	17,287	16,547	4.5%
Northwest	47,238	51,070	-7.5%	36,175	40,719	-11.2%	11,063	10,351	6.9%
Other	311	38	718.4%	0	0	0.0%	311	38	718.4%
Total Advertising	$432,329	$461,135	-6.2%	$335,724	$368,073	-8.8%	$96,605	$93,062	3.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				8,718.2	9,284.3	-6.1%

Millions of Preprints Distributed				2,213.9	2,347.7	-5.7%

Average Paid Circulation:*
Daily				2,042.7	2,163.5	-5.6%
Sunday				2,734.4	2,809.5	-2.7%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011
REVENUES - NET:
Advertising	$ 222,565	$ 236,022	$ 432,329	$ 461,135
Circulation	63,568	65,144	129,971	131,311
Other	13,161	13,084	25,295	25,538
	299,294	314,250	587,595	617,984
OPERATING EXPENSES:
Compensation excluding restructuring charges	107,811	112,121	219,288	231,929
Newsprint, supplements and printing expense	34,968	36,947	69,307	72,323
Other cash operating expenses	81,461	81,820	163,171	163,833
Cash operating expenses excluding
restructuring charges	224,240	230,888	451,766	468,085
Restructuring related compensation	275	7,614	1,446	12,163
Restructuring charges	1,022	-	1,910
Impairment charges related to asset sales	-	262	-	10,564
Depreciation and amortization	30,822	30,353	61,563	61,584
Total operating expenses	256,359	269,117	516,685	552,396

OPERATING INCOME	42,935	45,133	70,910	65,588
Add back:
Depreciation and amortization	30,822	30,353	61,563	61,584
Restructuring related compensation charges	275	7,614	1,446	12,163
Restructuring charges	1,022	-	1,910	-
Impairment charges related to asset sales	-	262	-	10,564
OPERATING CASH FLOW	$ 75,054	$ 83,362	$ 135,829	$ 149,899

OPERATING CASH FLOW MARGIN	25.1%	26.5%	23.1%	24.3%

Reconciliation of Net Income to Adjusted Net Income

Net Income:	$ 26,865	$ 4,947	$ 24,778	$ 2,985

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	(1,045)	749	(3,847)	1,530
Restructuring related charges	805	4,003	2,035	6,393
Gain on sale of internet asset	-	-	-	(1,207)
Accelerated depreciation on equipment	1,338	-	2,538
Non-cash impairments	-	166	-	6,707
Reversal of interest on tax items	(4,848)	-	(4,848)	(2,313)
Certain discrete tax items	(6,981)	(818)	(7,046)	(8,396)
Adjusted net income	$ 16,134	$ 9,047	$ 13,610	$ 5,699

CONTACT: Ryan Kimball, Assistant Treasurer, +1-916-321-1849, rkimball@mcclatchy.com